Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Sonus Networks, Inc. Registration Statement Nos. 333-61940 and 333-66982 on Form S-3 and Registration Statement Nos. 333-43334, 333-53970, 333-54932, 333-105215, 333-124777, 333-150022, 333-163684, 333-170285 and 333-183562on Form S-8 of our report dated June 14, 2012, relating to the consolidated financial statements and financial statement schedule of Network Equipment Technologies, Inc. and subsidiaries, as of and for the year ended March 30, 2012, incorporated by reference in this Current Report on Form 8-K/A of Sonus Networks, Inc. from the Annual Report on Form 10-K of Network Equipment Technologies, Inc. for the year ended March 30, 2012.

/s/DELOITTE & TOUCHE LLP

San Jose, California

November 7, 2012